Exhibit 10.10

ADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of July 17, 2006, by and between InfoLogix, Inc., a Delaware corporation (the “Company”), and Warren V. Musser or his designee (collectively with such other consultants that Warren V. Musser shall engage), the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company is (i) developing the structure of an offering of common stock (“Common Stock”), $0.01 par value, of the Company that will provide the Company with at least $12,000,000 of gross proceeds based on a pre-money valuation of the Company of $25,000,000 (the “Equity Financing”), (ii) designing a proposed capitalization of the Company pre- and post- such proposed Equity Financing substantially as set forth in Exhibit A hereto (the “Cap Table”), (iii) creating an appropriate equity compensation plan for the Company, (iv) identifying a public company into which the Company shall merge, and (v) developing a confidential private placement memorandum to be used in connection with the Equity Financing (subparagraphs (i)-(v), the “Merger Transaction”); and

WHEREAS, the Advisor has been providing Company with advice since March 2006; and

WHEREAS, in order to be properly prepared to become a public company through the Merger Transaction, the Company wishes to obtain help from the Advisor in formulating its business strategy, recruiting board members and additional management personnel, and in considering other business issues; and

WHEREAS, the Company desires to retain the Advisor and the Advisor desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

1.                                       Retention.

(a) The Company hereby retains the Advisor on a non-exclusive basis, subject to Section 21 hereof, to perform the services set forth in Section 1(b), commencing on the date hereof, and the Advisor hereby accepts such retention and shall perform for the Company the duties described herein in a professional, competent and workmanlike manner.

(b) The Advisor shall serve as a business advisor to the Company (the “Services”). The Advisor shall not serve as, nor shall he pay or be responsible for fees incurred by the Company for, either a placement agent in connection with the Equity Financing or a finder engaged by the Company in connection with the Merger Transaction. The Advisor shall be responsible for his own fees and expenses (including legal fees). The Company will be responsible for the fees related to its counsel, accountants, and any other third parties (such as investor relations or public relation firms). Subject to Section 3, the Advisor shall perform the Services pursuant to the terms hereof for a term of twelve (12) months (the “Term”) commencing on the date hereof.

2.                                        Compensation. In consideration for providing the Services, the Advisor shall be paid (i) $1,000,000 in cash (the “Cash Fee”), and (ii) warrants to purchase, on a post-split basis consistent with the Cap Table (as defined below), 1,000,000 shares of Common Stock at an exercise price of $2.00 per share, with a term of five years (the “Equity Fee”), payable upon the earlier of (A) the date on which the Company consummates the Equity Financing and (B) in twelve equal monthly installments commencing June 30,2007.

3.                                        Termination.       (a) This Agreement may be terminated prior to the expiration of the Term as follows:

(i)            Either party hereto may terminate this Agreement in writing for material breach of this Agreement by the other party upon providing written notice to the breaching party and the expiration of a fifteen (15) day cure period (if such breach is capable of cure); or

(ii)           The Company may terminate this Agreement with no further obligation or liability to the Advisor by providing written notice to the Advisor (which termination shall be immediately effective) if the Company fails to consummate the Merger Transaction with a public company reasonably acceptable to the Company on or prior to the End Date (as defined herein) that results in a capitalization of the Company as set forth on the Cap Table; provided, however, that any change in the capitalization of the Company caused by the action or inaction of the board of directors of the Company that results in a change in the Company’s capitalization from that reflected on the Cap Table shall be considered an amendment to the Cap Table. The parties hereto agree that the determination of whether a public company is “reasonably acceptable” to the Company shall be made by the affirmative vote of a majority of the members of the Board of Directors.

(b)           For the purposes of Section 3(a)(ii) and subject to the last sentence of Section 6, the capitalization of the Company resulting from a Merger Transaction shall not be deemed to be “substantially” as set forth in the Cap Table if the ownership interest in the Company (on a fully diluted basis) of any of Messrs. Ciardi, DeNicola, Gulian, Wilensky or Hodge, individually, following the consummation of such Merger Transaction would be more than 5% less than the resulting ownership percentage in the Company (on a fully diluted basis) of such stockholder set forth in the Cap Table. For purposes of illustration, if the Cap Table provides that a stockholder is to hold a 10% ownership percentage in the Company (on a fully diluted basis) following the consummation of the transactions and the Merger Transaction presented by the Advisor to the Company would result in such stockholder holding an ownership percentage in the Company (on a fully diluted basis) of greater than or equal to 9.5% (5% less than l0%), then the resulting capitalization in such Merger Transaction would be “substantially” as set forth in the Cap Table, but if such stockholder’s resulting ownership percentage in the

Company (on a fully diluted basis) would be less than 9.5%, then the resulting capitalization would not be “substantially” as set forth in the Cap Table.

(c)            For the purposes of this Agreement, “End Date” shall mean the day that is the 150th day following the date hereof; provided that the End Date shall be extended one day for each day (i) past the 140th day following the date hereof that the audited financial statements of the Company required to be included in the Form 8-K to be filed with the Securities and Exchange Commission in connection with the closing of the Merger Transaction are not finalized by the Company’s auditors or (ii) past the 90th day following the date hereof that the confidential private placement memorandum to be used in connection with the Equity Financing is not approved by the Company.

(d)           The Advisor hereby acknowledges that the Company shall have no obligation to pay the Advisor any portion of the Cash Fee or the Equity Fee if the Company terminates this Agreement pursuant to this Section 3. Sections 3, 4, 5, 7, 8, 9 and 17 shall survive any termination of this Agreement.

(e)            If this Agreement is terminated by the Advisor pursuant to Section 3(a)(i) hereof, then the Company shall pay the Advisor or his designee $250,000 in full settlement and release of all claims against the Company and, following payment of such amount, the Company shall have no further liability to the Advisor under this Agreement or otherwise at law or in equity whatsoever.

4.                                        Confidential Information. The Advisor agrees that during and after the term of this Agreement, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 5) (all of the foregoing is referred to herein as the “Confidential Information”). The Advisor agrees (i) to use the Confidential Information for the sole purpose of providing the Services, (ii) not to use any such Confidential Information for itself or others; and (iii) not to take any such material or reproductions thereof from the Company’s facilities at any time except, in each case, as required in connection with the Advisor’s duties hereunder. Notwithstanding the foregoing, the parties agree that the Advisor is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received form a third party who had the right to disclose such information and (iii) the Advisor’s own independent skill, knowledge, know-how and experience to whatever extent and in whatever way it wishes, in each case consistent with his obligations as the Advisor and that, at all times, the Advisor is free to conduct any research relating to the Company’s business.

5.                                        Ownership of Proprietary Information. The Advisor agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the “Affiliates”) (including, without limitation, information relating to the development of the Company’s business created, discovered, developed by the Company or any of its affiliates during the term of this Agreement, and information relating to the Company’s customers, suppliers, advisors, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including, without limitation, the right to make application for statutory protection. All the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company’s Affiliates, its employees and/or advisors (including, without limitation, the compensation, job responsibility and job performance of such employees and/or advisors). All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Advisor that does not include any specific information relative to the Company’s Proprietary Information, shall be the sole and exclusive property of the Advisor.

6.                                        Company Covenants. Subject to all applicable consents of the Company’s Board of Directors and the Company’s stockholders, the Company shall have the obligation to consummate any Merger Transaction on or prior to the End Date that will (a) provide for the merger of the Company with a public company, (b) provide the Company with at least $12,000,000 of gross proceeds based on a pre-money valuation of $25,000,000, (c) result in the capitalization of the Company substantially as set forth in the Cap Table; provided however, that any change in the capitalization of the Company cause by the action or inaction of the Board of Directors of the Company that results in a change in the Company’s capitalization from that reflected in the Cap Table shall be considered an amendment to the Cap Table.

7.                                        Indemnification. The Company represents that (a) all materials (other than forward looking information, which is addressed in clause (b) of this sentence) provided or to be provided to the Advisor or any third party regarding the Company’s financial affairs or operations, when delivered, (i) are or shall be true and correct in all material respects, (ii) do not or will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained in such materials misleading and (iii) shall be in compliance in all material respects with any and all applicable federal and state securities laws and (b) any forward looking information provided or to be provided to the Advisor regarding the Company’s financial affairs or operations was or shall be prepared in good faith by the management of the Company based on information known to such management at the time of the preparation thereof. The Company agrees to indemnify and hold harmless the Advisor and his advisors, professionals and affiliates, the respective directors, officers, partners, members, managers, agents and employees and each other person, if any, controlling the Advisor or any of his affiliates (collectively, “Indemnified Person”) to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys’ fees and disbursements)(collectively, “Losses”) that result from actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Company, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Advisor contemplated hereunder; provided that no Indemnified Person shall be entitled to indemnification from the Company pursuant to this Section 7 or otherwise for any Losses that resulted from or were related to the gross negligence or willful misconduct of any Indemnified Person. Each person or entity seeking indemnification hereunder shall promptly notify the Company of any loss, claim, damage or expense for which the Company may become liable pursuant to this Section 7. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Advisor and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement. The Company shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim. The rights stated pursuant to this Section 7 shall be in addition to any rights that the Advisor, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

8.             Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other Party to this Agreement.

Mr. Warren V. Musser

435 Devon Park Drive, Building 500

Wayne, PA 19087-1 945

Facsimile: 610-975-4911

InfoLogix, Inc.

101 East County Line Road

Hatboro, PA 1040

Attention: Mr. David Gulian

Facsimile: 215-604-0695

9.                                      No Inconsistent Arrangements. Other than fees and expenses payable to Fairmount Partners LP, or any of its affiliates, or any placement agent hired by the Company, the Company represents and warrants that, to the Company’s knowledge, the

Company will not incur any liability in connection with the Merger Transaction to any third party as a finder, broker or placement agent. This paragraph shall survive the termination of this letter.

10.                                 Status of Advisor. The Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of, or represent or bind in any manner, the Company. This Agreement does not create a partnership or joint venture.

11.                                 Other Activities of Advisor. The Company recognizes that the Advisor now renders and may continue to render consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company. The Advisor shall not be required to devote his full time and attention to the performance of his duties under this Agreement, but shall devote only so much of his time and attention as is reasonable and necessary for such purposes. Further, the Company acknowledges and agrees that the Advisor, its members, employees, consultants and representatives, may own or acquire shares in the other party to the Merger Transaction, and the Company hereby acknowledges that such holdings or acquisitions shall not be claimed to be a breach of any duty, understanding, obligation, ethical rule, or otherwise.

12.                                 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that the Advisor may assign this Agreement to an entity created for the purpose of allowing the Advisor to provide the services hereunder without the prior consent of the Company; provided, that no such assignment shall release the Advisor from any liability or obligation under this Agreement. For the purposes of clarity, Mr. Warren V. Musser shall at all times provide the Services regardless of any assignment permitted by the proviso in the previous sentence.

13.                                 Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

14.                                 Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

15.           Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

16.                                 Remedies For Breach. Except as provided for in Section 3(c) hereof, the Advisor and the Company mutually agree that any breach of Sections 4, 5, 6, 21 or 22 of this Agreement by the Advisor or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it. The defaulting party shall pay all attorneys’ fees and costs incurred by the other party in enforcing this Agreement.

17.                                 Governing Law. The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the Commonwealth of Pennsylvania. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without regard to such state’s principles of conflicts of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state and/or federal courts situated in the county of Philadelphia in the state of Pennsylvania. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Service of process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

18.                                 Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

19.                                 Counterparts. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

20.                                 Publicity. The Advisor shall obtain the prior written consent of the Company to any announcement, advertisement or other publication regarding the Merger Transaction, which consent shall not be unreasonably withheld.

21.                                 Information. In order for the Advisor to render the Services, during the term hereof, the Company agrees it shall consult with Advisor prior to entering into any material definitive agreement which would require the Company to file an Item 1.01 Form 8-K if the Company was a public reporting company at such time.

[Signature Page Immediately Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

/s/ Warren V. Musser
Warren V. Musser

INFOLOGIX, INC.
By:	/s/ David T. Gulian
Name:	David T. Gulian
Title:	CEO